Exhibit 10.05

Private & Confidential

[Citi Letterhead]

March 22, 2010

Alberto Verme

London

Dear Alberto,

We, Citibank N.A, UAE (“Citibank” or the “Bank”) are pleased to confirm your position of Client Liaison of the Bank based in United Arab Emirates on the following terms.

This employment is on Local National basis in the Investment Banking Division and continues to be subject to satisfaction of any requirement to be able to work in the region.

Terms of your employment will be as set out below in this employment letter (“Letter”):

1              Employment

1.1           This contract will be effective 1 January 2010.

1.2           Upon signing this Letter, your US contract dated 10 May 1994 and assignment letter dated 9 June 2008 and all expatriate arrangements as set out in the assignment letter will cease save where specifically retained in this Letter.

1.3           Your employment will continue unless terminated pursuant to clause 6 hereof.

1.4           You will report to Vikram Pandit and your HR Business Partner for the UAE will be Abdulla Edham.

1.5           Your duties will be as set out in Appendix A. These duties may be performed anywhere in the world but not the UK.  You agree and covenant that you will not perform any of your duties in respect of your employment under this Letter or any investment banking related services for the Bank whilst in the United Kingdom.

2              Working Hours

2.1           Your working hours in respect of your employment under this Letter shall be a minimum of 20 hours per week on an annualized basis.  In the case where the performance of your duties would require you to work more than 20 hours per week, you hereby expressly consent to the same.

2.2           The Bank shall review the time spent on your duties under this Letter at or around each financial year end or at such other intervals as the Bank may determine and the Bank may adjust up or down the time you are deemed to have spent and/or are required to spend on your duties under this Letter and/or the salary and any Discretionary Incentive and Retention Award in respect of such duties or take such other actions as it may consider appropriate accordingly.

3              Remuneration & benefits

3.1           You will receive a base salary of AED 872,337 per annum payable on a monthly basis.

Private & Confidential

3.2           You will be entitled to the following benefits as per the UAE Policy Manual (“Policy”).  Please refer to the individual policies for further details:

3.2.1        Appropriate rented accommodation, as determined by the Bank, will be provided and paid for by the Bank.

3.2.2        Upon termination of your employment you will receive end of service benefits in accordance with UAE Labour Law (Federal Law No. 8 of 1980).

3.2.3        Reasonable assistance from the Bank’s global tax advisors in preparing any UAE tax returns for the first two tax years of your employment under this Letter.

3.2.4        Subject to completing the relevant formalities you and your family will be covered for Medical Insurance with American Life Insuance Co. (ALICO), U.A.E. as per the group policy agreement.

3.3           The Bank reserves the right to modify any of the above listed benefits at any time at its sole discretion.  You will be advised of any changes as and when they occur.

4.      Awards

4.1    Discretionary Incentive and Retention Award

You may be eligible to receive a discretionary incentive and retention award (an ‘‘award’’) in respect of your employment under this Letter. The amount of any award, the form of any award and any vesting or other conditions attaching to any award will be entirely at the Bank’s discretion. The terms and conditions applicable to any such award may include all or part of the award being delivered in the form of shares under the Capital Accumulation Program or similar stock award program (‘‘CAP’’), subject at all times to the terms and conditions of CAP then in effect which will include, but not be limited to, vesting conditions and cancellation provisions. The extent of any deferrals into CAP or similar stock award programs will be totally at the discretion of the Bank and need not be the same as for other employees of the Bank or any Associated Company. Any award, if granted, will be delivered on a date appointed by the Bank (‘‘the Payment Date’’). No award will be granted if:

i)    you are not in employment with the Bank at the Payment Date; or

ii)   you have given notice of termination of employment with the Bank for any reason on or before the Payment Date (even if such notice of resignation or termination expires after the Payment Date); or

iii)  you have received notice of termination of employment from the Bank for any reason, on or before the Payment Date, even if such notice of termination expires after the Payment Date.

4.2    Capital Accumulation Program

The Capital Accumulation Program (CAP) is a discretionary incentive and retention award program that provides eligible employees with deferred or restricted shares of Citigroup Inc. common stock (CAP shares). Any award in respect of your employment under this Letter as provided for or referred to herein may be granted by Citigroup Inc. under the terms of CAP or other stock award program then in effect which will include but not be limited to vesting conditions and cancellation provisions. Generally, CAP shares are distributed as soon as reasonably practicable after the end of the applicable vesting period, provided the participant remains continuously employed by the Bank, Citigroup Inc. or a participating subsidiary of Citigroup Inc. throughout the applicable vesting period and/or upon satisfaction of other conditions specified in the applicable award documentation. A prospectus and detailed information about the CAP award will be made available by Citigroup Inc. in respect of any particular award in respect of your employment under this Letter.

Private & Confidential

4.3    Approval by Citigroup

It is agreed and understood that any award in respect of your employment under this Letter denominated in Citigroup shares shall be awarded pursuant to a stock incentive plan maintained by Citigroup for such purposes and that the proposed award will be subject to the approval of the Personnel and Compensation Committee of the Board of Directors of Citigroup Inc., or such other committee responsible for administering the plan (the ‘‘Committee’’). Subject to the applicable stock incentive plan, the Committee shall have discretion to adjust the terms of awards as necessary in order to comply with tax or regulatory requirements or as otherwise deemed necessary by the Committee.

4.4    Miscellaneous

This clause is not a promise or guarantee of employment with the Bank or any Associated Company for any definite period of time. This clause is not intended to create or constitute a fixed term contract of employment and does not affect the Bank’s right to terminate your employment at any time.

This clause 4 should not be construed as a guarantee that any bonus, incentive, stock or retention awards will be paid to you in connection with your employment with the Bank.

It is agreed and understood that if awards (whether CAP, equity, stock option or any other) are granted for several successive years in respect of your employment with the Bank, this shall not be construed as constituting or creating an obligation upon the Bank or any Associated Company to provide similar or other awards in future years.

5       Leave

5.1    You shall be entitled to 12.5 working days paid leave per annum, exclusive of public holidays, if public holidays fall within the paid leave period.

5.2    In addition you shall be entitled to a paid day off on any UAE public holiday declared for private sector companies which falls on a day on which you would otherwise perform your duties in UAE under this Letter.

6       Termination

6.1    Either the Bank or you shall have the right to terminate the employment provided that three months’ written notice is given to the other party.

6.2    The Bank may, by written notice to you, elect to pay salary in lieu of notice in respect of all or any unworked period of notice.  The Bank also reserves the right to place you on garden leave during your notice period.

6.3    During your garden leave period, you may be required by the Bank, at its discretion to:

i)       perform no duties or to perform different duties for some or all of the duration of the notice period; and/or

ii)      refrain from contacting any employees or consultants or actual or potential customers or clients of the Bank or any Associated Company without the prior written agreement of the Bank; and/or

iii)     not enter all or any premises of the Bank or any Associated Company; and/or

iv)     return to the Bank all documents and other materials (including copies) which are in your possession or control and which belong to or have been entrusted to the Bank or any Associated Company.

Private & Confidential

6.4           Upon the termination of your employment, you shall immediately return to the Bank all properties, documents, and records in any form, which may be in your possession or your control, and which relate in any way to the property, business or affairs of the Bank, together with all copies and duplicates.

7              Records

7.1           You shall keep daily time sheets, boarding passes, expenses, travel records, flight tickets, accommodation receipts, hotel receipts, phone bills or such other additional records as the Bank may request from time to time indicating the time you have spent performing your duties under this Letter each day and you shall ensure that your diary/calendar entries, email correspondence and notes of telephone calls and all other relevant records in connection with the performance of your duties under this Letter are filed, retained  and maintained together.

8              Confidential Information

8.1           You acknowledge that you shall have access to certain confidential information of Citibank and of entities affiliated with the Bank.  You shall not at any time whether during or after the term of your employment disclose, divulge, make public, impart or make use of or use for any purpose, any information as to the business or affairs of Citibank or its affiliates to any person, firm, corporation, association or other entity except to authorized representatives of Citibank and its affiliates or otherwise as directed by or with the express written permission of Citibank or in so far as may be required by a court of competent jurisdiction.

9              Governing Law and Jurisdiction

9.1           Your employment shall be governed and construed in accordance with the laws and regulations of the United Arab Emirates and both parties submit to the jurisdiction of the Labour Committee and the UAE courts.

10            Tax

10.1         The Bank gives no warranty as to whether or to what extent income tax or social security contributions or any other payroll taxes are lawfully payable in respect of the salary and/or benefits including any incentives or awards provided to you under this Letter or in connection with your employment under this Letter and to the extent permitted by law you will be solely responsible for any such tax and/or social security contributions which arise for payment.  Further you indemnify the Bank and any Associated Company in respect of any assessments determination or demands levied or made by any authority in respect of such tax and/or social security liability and any interest charges or penalties arising in respect of it together with any costs and expenses incurred by the Bank or any Associated Company in dealing with any assessment.

11            Miscellaneous

11.1         You may, in the course of your employment with the Bank, be required to register with, gain authorisation from or further satisfy the requirements of one or more relevant regulatory organisation in order to be allowed to continue conducting business for the Bank or any of its Associated Companies.  Your continued employment in the UAE will be dependent on or obtaining and maintaining such authorisation or registration.

11.2         You will be reimbursed for expenses incurred in connection with the necessary performance of your duties under this Letter in accordance with the Bank’s expense policies and procedures from time to time. You should only reclaim expenses wholly or partly incurred in the necessary perfomance of your duties in respect of this Letter in accordance with the Company’s expense policies and procedures.

Private & Confidential

11.3         You hereby consent to the deduction of any sums owing by you to the Bank or any Associated Company (including without limitation any sums under clause 10 above) at any time from your salary or any other payment or payments due from the Bank.  You hereby also agree to make immediate payment of any sums owed by you to the Bank or any Associated Company upon demand.

11.4         The Bank will keep the arrangements set out in this Letter under periodic review and reserves the right to amend this Letter or terminate these arrangements after discussion with you. You will be notified in writing of any changes.

11.5         This Letter together with the Policy, which is an integral part thereof, sets out the terms of your employment.   If the terms and conditions of the above offer are acceptable to you, please sign and return the duplicate copy of this Letter to us.

Notwithstanding anything in this Letter to the contrary, to the extent that any payment or award granted under this Letter or under any Bank or Associated Company compensation plan or program (a “Citi Plan”) is or becomes subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, determinations or interpretations that may from time to time be promulgated thereunder (“EESA”), then any such payment or award of any kind must comply with EESA, and that this Letter and any Citi Plan in which you participate shall be interpreted or reformed to so comply.  If the making of any payment or award pursuant to this Letter or any Citi Plan would violate EESA, or if the making of such payment or award may in the judgment of the Bank or any Associated Company limit or adversely impact the ability of the Bank or Associated Company to participate in, or the terms of their participation in, the Troubled Asset Relief Program, the Capital Purchase Program, or to qualify for any other relief under EESA, you shall be deemed to have waived your right to such payment or award.  Any incentive award described in this Letter may be subject to forfeiture or repayment if the award is based on performance metrics that are materially inaccurate.  Further, the terms of this Letter are subject to any applicable conditions, limitations, or restrictions that may be imposed by any governmental or regulatory authority.

11.6         “Associated Company” means a company which is from time to time a subsidiary or a holding company of the Bank or a subsidiary (other than the Bank) of a holding company of the Bank

Signature

Signed on behalf of Citibank N.A., U.A.E.

/s/ Abdulla Edham

Abdulla Edham
Managing Director - Human Resources

Date March 22, 2010

In (LOCATION) Dubai

Private & Confidential

Appendix A

ACCEPTANCE:

I, hereby, accept the terms set out above and in the Policy Manual, which I have read and understood.

Signed:	/s/ Alberto Verme

Name:Alberto Verme

Date: March 31, 2010

In (LOCATION) London